UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2006

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

1.01(a)

Chief Executive Officer Compensation. On February 21, 2006, at a meeting of the Board of Directors of the Company (the “Board”), the Board approved an increase in the base salary of Mr. Gregory T. Lucier, the Company’s Chief Executive Officer. Specifically, effective as of January 1, 2006, Mr. Lucier’s new base salary was set by the Committee at $910,000.

1.01(b)

Executive Officer Severance Plan. On February 20, 2006, the Company amended its Executive Officer Severance Plan And Summary Plan Description, effective as of February 20, 2006. The Executive Officer Severance Plan provides benefits to certain officers of the Company, including its named executive officers, in the event such officer is terminated without cause, as defined in the Executive Officer Severance Plan.

In the event that the Company terminates one of the covered employees, that employee will be entitled to receive twelve months severance pay, a prorated Incentive Compensation Plan bonus, three months time to exercise any vested equity awards, nine months of outplacement assistance and twelve months continued health and dental benefits under COBRA, paid by the Company. In order to receive the benefits, the covered executive must execute and not revoke a Confidential Separation Agreement and General Release of All Claims in a form acceptable to Invitrogen, that contains among other provisions, a 12-month noncompetition and nonsolicitation of customers and/or employees provision.

Exhibit	Description

10.93	Executive Officer Severance Plan and Summary Plan Description.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invitrogen Corporation (Registrant)

Date	February 28, 2006	/s/ David F. Hoffmeister
David F. Hoffmeister Sr. Vice President, Chief Financial Officer